FOR IMMEDIATE RELEASE

Alan Shaw named Norfolk Southern executive vice president and chief marketing officer

NORFOLK, Va., May 14, 2015 – Alan H. Shaw has been named executive vice president and chief marketing officer by the board of directors of Norfolk Southern Corp. (NYSE: NSC), Chairman and CEO Wick Moorman said today.

The appointment is effective May 16, 2015, with an office in Norfolk, and Shaw will report to NS President James A. Squires. He succeeds Donald W. Seale, who retired after 39 years in management positions in NS’ marketing division.

“Norfolk Southern’s ongoing goal is to provide reliable rail services and market access that support our shippers and receivers as leaders in their business sectors,” Moorman said. “Alan has the experience and market perspective to ensure that our valued customer partnerships grow even stronger.”

“I have the highest confidence in Alan and the entire Marketing Division to continue finding effective ways for customers to take advantage of the best that rail has to offer,” said Squires. “Clean, safe, dependable rail transportation is what moves the economy, and Alan has the long-term perspective to build on those advantages.”

Reporting to Shaw will be NS’ merchandise, intermodal, and coal marketing organizations; the teams that manage shipping options such as short line connections and the transload network; real estate services; and the corporation’s industrial development services for companies that want to locate and expand rail-served businesses.

Shaw joined NS in 1994 and has held positions in the finance and marketing departments. He served as group vice president coal marketing and group vice president chemicals before being named vice president intermodal operations, his current position, in 2013. He holds degrees from Virginia Tech and is a graduate of the General Management Program at Harvard Business School.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)
Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)
http://www.norfolksouthern.com
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